Exhibit 10.1

Execution Version

Dated February 2, 2022

Securities Purchase Agreement

between

Global Clean Energy Holdings, Inc.,

as Company

ExxonMobil Renewables, LLC

as ExxonMobil

and

The Other Purchasers Party Hereto

as Purchaser

Exhibits

Exhibit A	Series C Certificate
Exhibit B	Form of GCEH Warrant Agreement
Exhibit C	Form of SusOils Warrant Agreement
Exhibit D	Form of GCEH Tranche II Warrant Agreement
Exhibit E	Form of ROFR Agreement
Exhibit F	1st Amendment to Term Purchase Agreement
Exhibit G	2nd Amendment to the Product Off-Take Agreement

Schedules

Schedule I	Schedule of Purchasers
Schedule II	Allocation of Purchase Price

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of February 2, 2022, by and among Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), ExxonMobil Renewables LLC, a Delaware limited liability company (“ExxonMobil”) and the other purchasers listed in Schedule I (each a “Purchaser”, and collectively, the “Purchasers”). The Company and the Purchasers are sometimes referred to herein as a “Party” and, together, as the “Parties”.

WITNESSETH:

WHEREAS, the Company is authorized to issue up to 50,000,000 shares of preferred stock, with designations, rights, and preferences determined from time to time by the Board of Directors of the Company;

WHEREAS, on the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchasers an aggregate of (a) 145,000 shares of its preferred stock, par value $0.001 per share, designated as “Series C Preferred Shares” (the “Preferred Shares”), with an initial stated value of $1,000 per share, and having such terms as set forth in the Certificate of Designations in the form attached hereto as Exhibit A (the “Series C Certificate”), and (b) warrants to ExxonMobil for the purchase of 13,530,723 shares of Common Stock and warrants to the Lenders for the purchase of 5,017,008 shares of Common Stock (collectively the “GCEH Warrants” and each individually, the “GCEH Warrant”), pursuant to a warrant agreement in the form attached hereto as Exhibit B (the “GCEH Warrant Agreement”), for an aggregate purchase price of $145,000,000 (the “Purchase Price”), which Purchase Price shall be allocated between the Preferred Shares and the Warrants as set forth in Schedule II;

WHEREAS, as additional consideration for the purchase of the Preferred Shares and GCEH Warrant by ExxonMobil, at the Closing, (a) the Company shall cause its Subsidiary Sustainable Oils, Inc. (“SusOils”) to issue warrants to ExxonMobil for the  purchase of 19,701,493 shares of common stock of SusOils for an aggregate exercise price of $33,000,000 (the “SusOils Warrant”), pursuant to a warrant agreement in the form attached hereto as Exhibit C (the “SusOils Warrant Agreement”) and (b) the Company shall issue to ExxonMobil an additional warrant for the  purchase of up to 6,500,000 shares of Common Stock at an exercise price per share of $3.75, subject to vesting conditions (the “GCEH Tranche II Warrants”), pursuant to a warrant agreement in the form attached hereto as Exhibit D (the “GCEH Tranche II Warrant Agreement”); and

WHEREAS, pursuant to the MOU, the Company and ExxonMobil shall, on behalf of itself and its Affiliates, enter into the ROFR Agreement, 2nd Amendment to the Product Off-Take Agreement, and the 1st Amendment to Term Purchase Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

Section 1.01         Definitions. All capitalized terms used herein without definition shall have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 5.05.

“Bankruptcy and Equity Exclusion” means, with respect to any Contract (including this Agreement), the effect on the enforceability of such Contract as a result of (a) the application of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights and remedies generally, or (b) the availability of the remedy of specific performance and injunctive and other forms of equitable relief as a result of the application of equitable defenses and the discretion of the Governmental Authority before which any Proceeding therefor may be brought.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Torrance, California, Houston, Texas, or New York, New York are authorized or required by Law to close.

“Camelina” means the camelina, regardless of form (whether seed, grain or oil), developed, cultivated, produced, owned, or sold, by or on behalf of, Company or an Affiliate of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including the Series C Certificate to be incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Party” means the Company and its Affiliates, and their respective subsidiaries, securityholders, partners, members or other equityholders, managers, agents, directors, officers, employees, successors, and assigns, and representatives; provided, that, for the avoidance of doubt, no Purchaser or their respective Affiliates shall be considered a Company Indemnified Party for purposes hereof.

“Company Losses” means any Losses of the Company or any of its Subsidiaries.

“Company Plan” means any program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that provides compensation or benefits of any kind, including, without limitation, (a) “employee benefit plans” within the meaning of Section 3(3) of ERISA, (b) all retirement, medical, disability, life insurance, and other welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, post-employment medical, disability, life insurance, and other welfare benefit, severance, Code Section 125 flexible benefit, or vacation plans, programs or agreements, and (c) all individual employment, retention, termination, severance or other similar agreements, in each case which is sponsored or maintained by, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company may have any material Liability.

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“Contract” means any binding written or verbal agreement between two (2) or more parties, including in the form of a lease, instrument, understanding, arrangement, commitment or other binding obligation or undertaking.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Section 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) that would be material to the Company under Laws or regulations of any jurisdiction outside of the United States that correspond or are similar to the provisions listed in (a) through (d).

“Deposit” means the 1st Deposit, 2nd Deposit and 3rd Deposit.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the U.S.

“Environmental Law” means any Law, regulation, or other applicable requirement of a Governmental Authority relating to (a) the protection, investigation or restoration of the environment or natural resources, (b) the manufacture, handling, transport, use, treatment, storage, disposal, Release or threatened Release of any Hazardous Substances, or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substances.

“ERISA” has the meaning set forth in Section 3.21.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Article III.

“Express Representations” has the meaning set forth in Section 3.26.

“ExxonMobil” has the meaning set forth in the Preamble.

“FCPA” has the meaning set forth in Section 3.16.

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis throughout the applicable periods involved.

“GCEH Tranche II Warrant” has the meaning set forth in the Recitals.

“GCEH Tranche II Warrant Agreement” has the meaning set forth in the Recitals.

“GCEH Warrant” and “GCEH Warrants” has the meaning set forth in the Recitals.

“GCEH Warrant Agreement” has the meaning set forth in the Recitals.

“Governmental Authority” means any U.S. federal, state or local or non-U.S. government or political subdivision thereof, or any agency, bureau or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator (public or private), judicial departments, court or tribunal of competent jurisdiction, including for the avoidance of doubt any other public body in charge of imposing any Tax.

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“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means any substances defined, listed, classified or regulated under any Environmental Law as a pollutant, contaminant, toxic or hazardous material or waste, including, without limitation, petroleum products or byproducts, explosive materials, radioactive materials, asbestos, lead paint, polychlorinated byphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, and radon gas.

“Incentive Plans” means the 2010 Equity Incentive Plan and 2020 Equity Incentive Plan of Global Clean Energy Holdings, Inc.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Intellectual Property” means any and all intellectual property or proprietary property and all rights, title, and interest therein or thereto in any jurisdiction throughout the world, in respect of any and all of the following: (a) patents, patent applications, and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, reviews, substitutions, provisionals, revisions, renewals, and extensions thereof; (b) trademarks, service marks, trade names, service names, brand names, domain names, logos, slogans, trade dress, designs, and other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, and renewals thereof (the “Marks”); (c) copyrights, mask works, industrial designs, and protected designs, and registrations and applications therefor, and works of authorship (whether or not copyrightable); (d) trade secrets and other proprietary and confidential information (including ideas, know-how, inventions (whether or not patentable), proprietary processes, formulae, models, techniques, protocols, improvements, algorithms, methodologies, methods, processes, algorithms, formulae, prototypes, designs, specifications, schematics, technical information, customer and supplier lists, pricing and cost information, business and marketing plans, and invention disclosures) (collectively, “Trade Secrets”); (e) Software, technology, and electronic data, databases, and data collections; (f) social media usernames, accounts, identifiers, and handles; (g) all other forms of intellectual property recognized under applicable Law; (h) all rights relating to any of the foregoing, including all causes of action, judgments, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations, and other violations thereof; and (i) all applications and registrations for any of the foregoing.

“Knowledge of the Company” means the actual knowledge of any of the following, after reasonable due inquiry: Richard Palmer, Ralph Goehring or Noah Verleun.

“Law” means any act, statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, notice, circular or decree, judicial interpretation, Governmental Order or other requirement or rule of law of any Governmental Authority or the common law.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

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“Lenders” means Orion Energy Credit Opportunities Fund II, L.P.; Orion Energy Credit Opportunities Fund II PV, L.P.; Orion Energy Credit Opportunities Fund II GPFA, L.P.; Orion Energy Credit Opportunities GCE Co-Invest, L.P.; Orion Energy Credit Opportunities Fund III PV, L.P.; Orion Energy Credit Opportunities Fund III GPFA, L.P.; Orion Energy Credit Opportunities Fund III, L.P.; Orion Energy Credit Opportunities Fund III GPFA PV, L.P.; LIF AIV 1, L.P.; Voya Renewable Energy Infrastructure Originator I LLC; Voya Renewable Energy Infrastructure Originator, L.P.; and their permitted successors and assigns under the Senior Credit Agreement.

“Liability” means, with respect to any Person, any liability, indebtedness, obligation, or expense (including interest, penalties, reasonable attorneys’, and other professionals’ fees and expenses, and court costs), including liability for Taxes.

“Lien” means (a) with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, option, right of first refusal, restriction or other encumbrance of any kind in respect of such property or asset and (b) with respect to any security, any lien, pledge, security interest, restriction on transfer or right of first refusal.

“Losses” means any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs, damages, interest, penalties, or fines, incurred or suffered, including reasonable fees and expenses of attorneys and other professionals actually incurred in the investigation, collection, prosecution, determination, and defense of any of the foregoing.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the (x) results of operations, condition (financial or otherwise), Liabilities or assets of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of the foregoing clause (x) only, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) epidemic, pandemic or disease outbreak (including the COVID-19 virus and all related strains and sequences); (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iv) any changes after the date hereof in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) the effect of any action expressly required to be taken by the Company pursuant to the terms of this Agreement; (vii) any changes after the date hereof in applicable Laws or accounting rules (including GAAP) or any binding interpretation thereof; (viii) the effect of any announcement after the Closing as permitted by this Agreement of the transactions contemplated by this Agreement; (ix) any natural disaster or acts of God; or (x) any failure by the Company and its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions after the date hereof (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except that “Material Adverse Effect” shall include any event, occurrence, fact, condition or change arising out of or attributable to the matters described in clauses (i)-(v), clause (vii) and clause (ix) to the extent such event, occurrence, fact, condition or change has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries in which the Company and its Subsidiaries, taken as a whole, operates.

“Material Contract” has the meaning set forth in Section 3.19(b).

“Material Customers” means the top five (5) customers of the Company and its Subsidiaries, in each case measured by aggregate revenue generated for the fiscal year ended December 31, 2021.

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“Material Suppliers” means the top five (5) suppliers of the Company and its Subsidiaries, in each case measured in terms of aggregate value of cost of services, raw materials, supplies, merchandise, and other products provided to the Company for the fiscal year ended December 31, 2021.

“Mezzanine Agent” means Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent under the Mezzanine Credit Agreement.

“Mezzanine Assignment” has the meaning set forth in Section 6.01(b)(vi).

“Mezzanine Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, among BKRF HCB, LLC, BKRF HCP, LLC, the lenders from time to time party thereto, and the Mezzanine Agent, as amended, supplemented, and modified from time to time.

“Money Laundering Laws” has the meaning set forth in Section 3.17.

“MOU” means that certain Memorandum of Understanding, dated December 20, 2021, by and among ExxonMobil Oil Corporation, Bakersfield Renewable Fuels, LLC, SusOils and the Company.

“OFAC” has the meaning set forth in Section 3.18.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with past practices, including in respect of timing, frequency and magnitude, of such Person on or prior to the date hereof.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation (including the Certificate of Incorporation), (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company operating agreement and the certificate of formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person, and (f) any amendment, amendment and restatement, modification or supplement to any of the foregoing.

“Outside Date” means March 1, 2022; provided that if the conditions set out in Section 6.01(b)(viii) and Section 6.01(c)(v) have not been satisfied as of March 1, 2022, the Outside Date shall be extended automatically to April 15, 2022; provided further, the Outside Date may be extended by mutual written agreement of the Company and ExxonMobil.

“Owned Real Property” means all land, together with all land use rights, buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case, owned by the Company or any of its Subsidiaries.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, clearances, waivers, certificates, registrations, accreditations, qualifications, filings, franchises, notices, and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

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“Permitted Liens” means (a) liens for Taxes and other governmental charges not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s, and other similar statutory liens incurred in the Ordinary Course of Business not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security programs or other similar Law or to secure any public or statutory obligation, (d) zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries thereon, (e) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to Real Property that would not, individually or in the aggregate, reasonably be expected to materially detract from the current value of, or materially interfere with any current or continued use of, any such Real Property, (f) liens imposed by Law that relate to obligations that are not yet due and have arisen in the Ordinary Course of Business, and (g) the liens listed in Section 1.01(a) of the Disclosure Schedules.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Preferred Shares” has the meaning set forth in the Recitals.

“Proceeding” means any action, claim, suit, charge, complaint, audit, investigation, arbitration, inquiry, hearing, mediation, demand, litigation or other proceeding (whether civil, criminal, or administrative or otherwise in law or in equity) pending, commenced, brought, conducted, or heard by or before any mediator or Governmental Authority.

“Purchase Price” has the meaning set forth in the Recitals.

“Purchaser” and “Purchasers” have the meaning set forth in the Preamble.

“Purchaser Indemnified Party” means the Purchasers, their respective Affiliates, and their respective subsidiaries, securityholders, partners, members or other equityholders, managers, agents, directors, officers, employees, successors and assigns, and representatives; provided, that, for the avoidance of doubt, none of the Company nor any of its Subsidiaries will be considered a Purchaser Indemnified Party for purposes hereof.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Related Persons” has the meaning set forth in Section 3.23.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment.

“Representatives” means, with respect to any Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, officers, employees, agents, managers, consultants, advisors and other representatives, including legal counsel, accountants, and financial advisors.

“ROFR Agreement” has the meaning set forth in Exhibit E.

“Sanctions” has the meaning set forth in Section 3.18.

“SEC” has the meaning set forth in Section 3.07(a).

“SEC Documents” has the meaning set forth in Section 3.07(a).

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“Securities” means the Preferred Shares, the Warrants and the shares of common stock underlying the Warrants.

“Securities Act” has the meaning set forth in Article III.

“Senior Amendment” has the meaning set forth in Section 3.19(d).

“Senior Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, among BKRF OCB, LLC, BKRF OCP, LLC, Bakersfield Renewable Fuels, LLC, the lenders from time to time party thereto, and Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent, as amended, supplemented, and modified from time to time.

“Series C Certificate” has the meaning set forth in the Recitals.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) more than fifty percent (50%) of the equity interests or entitlement to distributions are at the time directly or indirectly owned by such Person.

“SusOils” has the meaning set forth in the Recitals.

“SusOils Warrant” has the meaning set forth in the Recitals.

“SusOils Warrant Agreement” has the meaning set forth in the Recitals.

“Tax” means any and all federal, state, local or municipal taxes (whether U.S. federal, state or local or any other comparable applicable foreign law), including without limitation income, net income, gross income, net receipts, gross receipts, profit, trade tax, severance, property, escheat, unclaimed property, production, sales, use, license, excise, occupation, franchise, employment, payroll, any social security contributions, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated or other tax, custom, duty, governmental fee or other similar governmental charge regardless of whether the amount is owed as primarily liable taxpayer, as secondary liability, as pre-payment or as a joint or several liability, is assessed, to be withheld, to be disbursed or payable by law, together with ancillary charges including without limitation any interest, fine, penalty, special charge for late payment or late filing, addition to tax, or additional amount imposed with respect thereto.

“Tax Returns” means any filing, return, computation, declaration, report, form, notification or application, advance notification, information return or other document (including schedules or any related or supporting information as well as any transfer pricing documentation) filed or required to be filed with any Governmental Authority relating to any Tax, together with any attachments thereto or amendments thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, the OTCQX, or the OTC Pink Marketplace (or any successors to any of the foregoing).

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“Transaction Documents” means this Agreement, the Series C Certificate and the Warrant Agreements, the ROFR Agreement, 2nd Amendment to the Product Off-Take Agreement, and the 1st Amendment to Term Purchase Agreement.

“Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury under the Code.

“U.S.” means the United States of America and its territories and possessions.

“Voting Debt” has the meaning set forth in Section 3.03(b).

“Warrant Agreements” means, collectively, the GCEH Warrant Agreement, GCEH Tranche II Warrant Agreement and SusOils Warrant Agreement.

“Warrants” means, collectively, the GCEH Warrants, GCEH Tranche II Warrant and the SusOils Warrant.

“1st Amendment to Term Purchase Agreement” has the meaning set forth in Exhibit F.

“1st Deposit” has the meaning set forth in Section 2.01(a).

“2nd Amendment to the Product Off-Take Agreement” has the meaning set forth in Exhibit G.

“2nd Deposit” has the meaning set forth in Section 2.01(a).

“3rd Deposit” has the meaning set forth in Section 2.01(a).

Article II

Purchase and Sale

Section 2.01       Purchase and Sale. (a) Within three (3) Business Days after the execution of this Agreement, ExxonMobil shall deliver (or cause to be delivered) to the Company a deposit creditable against the Purchase Price payable by ExxonMobil at Closing in an amount of $10,000,000 (the “1st Deposit”). If the conditions set out in Section 6.01(b)(viii) and Section 6.01(c)(v) have not been satisfied as of March 1, 2022, within three (3) Business Days thereafter, ExxonMobil shall deliver (or cause to be delivered) to the Company an additional deposit of $20,000,000 (the “2nd Deposit”). If the conditions set out in Section 6.01(b)(viii) and Section 6.01(c)(v) have not been satisfied as of April 1, 2022, within three (3) Business Days thereafter, ExxonMobil shall deliver (or cause to be delivered) to the Company an additional deposit of $20,000,000 (the “3rd Deposit”).  The Deposit shall accrue interest daily at the rate of 12% per annum from March 1, 2022, until the earlier of (i) the Closing Date or (ii) the repayment of the Deposit to ExxonMobil in accordance with Section 8.02. Until the Closing, the Company may use the Deposit in accordance with the approved budget provided to ExxonMobil in accordance with Section 5.07.

(b)            Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue, sell, assign, transfer, convey, and deliver to the Purchasers, and the Purchasers shall purchase and acquire from the Company, the Preferred Shares and the Warrants in the amounts set forth opposite such Purchaser’s name in Schedule I, free and clear of any and all Liens, other than restrictions on transfer imposed by federal and state securities Laws.

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Section 2.02         The Closing.

(a)            The closing of the issuance, purchase and sale of the Preferred Shares and Warrants hereunder (the “Closing”) shall take place at 9:00 a.m. Central Standard Time on the third Business Day following the date on which all of the conditions set forth in Section 6.01 (excluding those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver (by the applicable Party) of such conditions at the Closing) have been satisfied or waived by the Parties, at the offices of King & Spalding LLP, 1100 Louisiana Suite 4100, Houston, TX 77002, or at such other place (such other place may include a “virtual” closing room) or time or on such other date as the Company and ExxonMobil may agree (the date on which the Closing actually occurs, the “Closing Date”). The Closing will be deemed effective as of 12:01 a.m. Central Standard Time on the Closing Date.

(b)          At the Closing, the Company shall deliver (or cause to be delivered) to the Purchasers, as applicable: (i) certificates representing the Preferred Shares; (ii) the Warrant Agreements, duly executed, representing the Warrants; (iii) the ROFR Agreement, 2nd Amendment to the Product Off-Take Agreement, and the 1st Amendment to Term Purchase Agreement, duly executed; and (iv) all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.01(b).

(c)          At the Closing, the Purchasers shall deliver (or cause to be delivered) to the Company (i) such Purchaser’s portion of the Purchase Price, as set forth in Schedule I (and in the case of ExxonMobil less the Deposit and all accrued interest thereon), by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date, (ii) with respect to ExxonMobil, the ROFR Agreement, the 2nd Amendment to the Product Off-Take Agreement, and the 1st Amendment to Term Purchase Agreement, duly executed, and (iii) all other agreements, documents, instruments or certificates required to be delivered by the Purchasers at or prior to the Closing pursuant to Section 6.01(c).

Article III

Representations and Warranties of the Company

Except as set forth in the SEC Documents filed by the Company with the SEC since January 1, 2021, which were publicly available prior to the date of this Agreement, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as otherwise set forth in the Disclosures Schedules, the Company represents and warrants to the Purchasers as follows:

Section 3.01        Organization and Good Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and accurate copies of the Organizational Documents, each as in effect as of the date of this Agreement, have been made available to the Purchasers prior to the date hereof.

(b)          Each Subsidiary of the Company is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, in each case except where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 3.02       Authorization; Validity of Agreements. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate action or proceeding is necessary to duly authorize the consummation by the Company of the transactions contemplated hereby. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and each other Transaction Document to which the Company is a party will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exclusion.

Section 3.03         Capitalization; Valid Issuance. (a) As of the date hereof, the authorized capital stock of the Company consists of 550,000,000 shares, comprised of: (i) 500,000,000 authorized shares of Common Stock, of which 42,213,933 shares of Common Stock are issued and outstanding; and (ii) 50,000,000 authorized shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable and were issued in compliance with the governing documents of the Company and applicable securities and other Laws. As of the date hereof, there are 19,523,521 shares of Common Stock reserved for issuance (and which remain unissued) in connection with awards made under the Incentive Plans. Section 3.03(a) of the Disclosure Schedule sets forth all of the authorized, issued and outstanding equity of the Company, options, warrants, convertible securities, profit participation rights or other rights, agreements, arrangements, or commitments of any character creating an equity interest or profit interest in the Company or obligating the Company to issue or sell any stock of the Company or any other equity interest in the Company, in each case, including the number and type of securities reserved for issuance on exercise or conversion of any such securities or other rights, the exercise or conversion price of any such securities or other rights, and any applicable vesting schedule for any such securities or other right.

(b)          No bonds, debentures, notes or other indebtedness having the right to (or which may be convertible into, exchangeable for, or otherwise evidencing the right to subscribe for or acquire securities having the right to) vote on any matters on which the Company’s shareholders may vote (“Voting Debt”) are issued and outstanding as of the date hereof. As of the date hereof, except (i) as set forth in Section 3.03(a) of the Disclosure Schedules, (ii) pursuant to any cashless exercise provisions of any outstanding equity awards or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under any outstanding equity awards, or (iii) as provided in this Agreement or any other Transaction Document, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any Securities or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). As of the date hereof, there are no (A) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company or (B) irrevocable proxies or voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

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(c)          As of the date hereof, the authorized capital stock of SusOils consists of 60,000,000 shares, comprised of: (i) 50,000,000 authorized shares of common stock, of which 40,000,000 shares of common stock are issued and outstanding and (ii) 10,000,000 authorized shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of common stock have been duly authorized, are validly issued, fully paid and nonassessable, and were issued in compliance with the governing documents of SusOils and applicable securities and other Laws. As of the date hereof, no shares of common stock have been reserved for issuance (and which remain unissued) in connection with awards made under any incentive plans adopted by SusOils. There are no outstanding options and warrants or similar rights to acquire equity interests in SusOils as of the date hereof. As of the date hereof, SusOils does not have any Company Plans under which equity securities, or options or other instruments which are convertible for equity securities, are issuable.

Section 3.04       Consents and Approvals; No Violations. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with the passage of time or the giving or notice or both): (a) result in a violation, default, or breach of or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) result in a violation, default or breach of or conflict with any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries or any of their respective properties, Liabilities or assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or give rise to a right of payment under or result in the loss of benefit, termination, modification, cancellation or acceleration of, or give any Person the right to terminate, modify, cancel or accelerate any term of, any Contract that is material to the business or operations of the Company and its Subsidiaries; or (d) result in the creation or imposition of any Lien upon the capital stock of the Company or any of the property or assets of the Company or its Subsidiaries. No consent, approval, authorization, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or pursuant to any Law is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

Section 3.05       Sale of Securities. Assuming the Purchasers’ representations in Article IV are true and correct, the offer, sale, and issuance of the Preferred Shares and Warrants in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities Laws, and the Company will not take any action hereafter that would cause the loss of such exemptions.

Section 3.06       Status of the Securities.

(a)          The Preferred Shares and Warrants to be issued pursuant to this Agreement, and the shares of common stock to be issued upon the exercise of the Warrants, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Preferred Shares being purchased by the Purchasers hereunder will be validly issued, fully paid, and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by this Agreement and the other Transaction Documents, the Securities Act and any applicable state or foreign securities Laws. Upon any valid exercise of the Warrants against receipt of the consideration therefor as provided in the respective Warrant Agreement, the shares of Common Stock issued upon such exercise will be validly issued, fully paid, and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by this Agreement and the other Transaction Documents, the Securities Act, and any applicable state or foreign securities Laws. The shares of Common Stock to be issued upon any exercise of the Warrants have been duly reserved for issuance.

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(b)          There are no agreements or arrangements pursuant to which the Company has agreed to issue preferred stock, warrants or any other equity securities of the Company to the Lenders, other than the Preferred Shares and Warrants to be issued at Closing to the Purchasers pursuant to this Agreement.

Section 3.07       SEC Documents; Financial Statements.

(a)        The Company has filed all required reports, proxy statements, forms, and other documents with the Securities, and Exchange Commission (the “SEC”) since January 1, 2021 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. Except as set forth in Section 3.07(b) of the Disclosure Schedule, (i) the Company has not identified any material weakness in the Company’s internal control over financial reporting (whether or not remediated), (ii) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, and (iii) the Company and its Subsidiaries have disclosed to their auditors any fraud, whether or not Material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ (as applicable) internal control over financial reporting.

(c)          The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).

Section 3.08       No Undisclosed Liabilities; Absence of Changes.

(a)        Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included on its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2021, or any subsequent SEC Document filed prior to the date hereof, (ii) liabilities incurred since September 30, 2021, in the Ordinary Course of Business, and (iii) liabilities incurred in connection with the negotiation, execution and delivery of the Mezzanine Assignment, Senior Amendment, or this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP, and there are no Liabilities, transactions, arrangements or other relationships between the Company and/or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

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(b)          Since September 30, 2021, (i) there has not been any action or omission of the Company or any of its Subsidiaries that, individually or in the aggregate, has had a Material Adverse Effect, and (ii) the Company and its Subsidiaries have operated in the Ordinary Course of Business in all material respects.

Section 3.09    Title to Assets; Real Property. (a) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets (whether real or personal, tangible or intangible) used in the conduct of the business of the Company and its Subsidiaries. All such properties and assets (including leasehold interests) are free and clear of Liens except for the Permitted Liens and are adequate and sufficient to conduct the business of the Company and its Subsidiaries as conducted on the date hereof.

(b)         With respect to each Owned Real Property: (i) the Company or its Subsidiary (as the case may be) has good and marketable indefeasible fee simple title and good, valid and subsisting land use right(s) (if applicable) to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) none of the Company or any of its Subsidiaries has leased or otherwise granted any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) to the Knowledge of the Company, there is no plan or proposal for compulsory acquisition, expropriation or resumption of any Owned Real Property or any part thereof by a Governmental Authority. None of the Company or any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein. Section 3.09(b) of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property.

(c)         With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force, and effect; (ii) the Company or its Subsidiary (as the case may be) has good and valid leasehold or easement interest in each of the properties comprising the Leased Real Property pursuant to the Leases, free and clear of all Liens, except Permitted Liens; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Lease. Section 3.09(c) of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property.

(d)         All material Permits, including certificates of occupancy, required to be held by the Company or its Subsidiary (as the case may be) with respect to the use and occupancy of the Real Property have been obtained, except where a failure to obtain any such permit or approval would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Company or its Subsidiary or adversely affect, or materially disrupt, the operation of their business in the Ordinary Course of Business, taken as a whole.

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(e)          To the Knowledge of the Company the Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable zoning ordinances, Laws and Governmental Orders.

(f)         The Company and its Subsidiaries have not received any written notice of any (i) violations of zoning ordinances, Laws or Governmental Orders affecting the Real Property, (ii) condemnation proceedings affecting the Real Property, or (iii) zoning or other moratorium proceedings, or similar matters which would materially and adversely affect, or materially disrupt, the operation of their business in the Ordinary Course of Business.

(g)        To the Knowledge of the Company, the Company and its Subsidiaries have not violated any covenant, condition, restriction, easement, agreement or Governmental Order affecting any portion of the Real Property, except where any such violation, individually or in the aggregate, would not materially and adversely affect, or materially disrupt, the operation of their business in the Ordinary Course of Business, taken as a whole.

Section 3.10      Taxes.

(a)         Tax Returns. The Company and each of its Subsidiaries have filed or caused to be filed with the appropriate taxing authorities all income and other material Tax Returns that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date (taking into account any applicable valid extension of time within which to file). Such Tax Returns are true, correct and complete in all material respects.

(b)        Payment of Taxes. All income and other material Taxes required to be paid with respect to the Company or any of its Subsidiaries, including, in each case, their income, assets and operations, (whether or not reflected on any Tax Returns) have been timely paid, other than any such Taxes that are both (i) being contested in good faith in an appropriate proceeding, and (ii) properly reserved for in accordance with GAAP. All material Taxes incurred but not yet due and payable (A) for periods covered by the financial statements described in Section 3.08 have been properly accrued and adequately disclosed on such financial statements in accordance with GAAP, and (B) for periods not covered by such financial statements have been properly accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.

(c)          Other Tax Matters.

(i)          Neither the Company nor any of its Subsidiaries is currently or, since January 1, 2018, has ever been the subject of an audit or other examination relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor since January 1, 2018 has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its Subsidiaries.

(ii)         Neither the Company nor any of its Subsidiaries has entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes of the Company or such Subsidiary, as applicable, that has not expired.

(iii)        There are no Tax‐sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party under which Purchaser, the Company or any of its Subsidiaries could be liable for any Taxes or other claims relating to Taxes of any party.

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(iv)         During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(v)          Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011‐4(b) or any corresponding or similar provision of state, local or non‐U.S. income Tax Law.

(vi)         There are no Liens for Taxes on the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(vii)        All transactions entered into between or among the Company, its Subsidiaries, and their respective Affiliates have been entered into on terms that would properly be considered arm’s length, consistent in all material respects with what would have been agreed to between unrelated third parties, and no adjustment is required with respect to any such transactions pursuant to Section 482 of the Code or any similar provision of any state, local or foreign Law.

(viii)      Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

Section 3.11     Intellectual Property. (a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of (i) all registrations and pending applications for registration of Intellectual Property, in each case, owned by or purported to be owned by the Company or any of its Subsidiaries, (ii) all material unregistered Marks owned or purported to be owned by the Company or any of its Subsidiaries, and (iii) all material unregistered Owned Software.

(b)          The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(c)          Neither the execution, delivery nor performance of this Agreement or the other agreements and documents contemplated hereby to be executed nor the consummation of the transactions contemplated hereby shall adversely impact the right of the Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that the Company or any of its Subsidiaries currently has with respect to, any of the Intellectual Property currently used in their businesses.

(d)          The Company and its Subsidiaries, their conduct (including the conduct of their businesses does not and did not (A) infringe upon, misappropriate or otherwise violate any Intellectual Property rights of any third Person, nor (B) constitute unfair competition or trade practices. There are no claims (including any infringement claims, interferences, cancellation proceedings, oppositions, or other contested proceedings) pending or threatened, by or against the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Person), with respect to any Intellectual Property.

(e)          The Company and its Subsidiaries are taking and have taken reasonable steps to maintain, police, and protect each item of Intellectual Property that they own. All trade Secrets of the Company or any of its Subsidiaries has been maintained in confidence in accordance with reasonable protection procedures that are adequate for the protection thereof and that at least as protective as those procedures customarily used in the industry to protect rights of like importance.

(f)          The Company and its Subsidiaries have implemented commercially reasonable data storage, malware protection, server patch, intrusion detection, system redundancy and disaster avoidance policies, and procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices and complies with applicable Laws.

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(g)          To the Knowledge of the Company, no Person has asserted nor has any right, title or claim of ownership in, or the right to receive any royalties or consideration with respect to, any Intellectual Property owned or licensed by the Company or any of its Subsidiaries. All current and former employees, contractors, and consultants of the Company and its Subsidiaries who have made contributions to the creation or the development of any such Intellectual Property have executed agreements validly assigning to the Company or one of its Subsidiaries all of the rights, title, and interest in and to (including all Intellectual Property rights in and to) such contributions and no such employee, contractor, or consultant is in material violation of any such agreement.

Section 3.12    Permits. The Company and its Subsidiaries possess all material Permits necessary to conduct the business of the Company and its Subsidiaries as currently conducted as of the date hereof (excluding for purposes of this Section 3.12, the Permits with respect to the use and occupancy of the Real Property, which are subject to Section 3.09(d)). The Company and its Subsidiaries have materially fulfilled and performed all of their respective obligations with respect to the Permits. No event has occurred that allows, or after notice or lapse of time would allow, revocation, or termination thereof or results in any other impairment of the rights of the holder of any such Permits. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the Ordinary Course of Business. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and its Subsidiaries are not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit.

Section 3.13    Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of any applicable Law. The Company and its Subsidiaries have not received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries are not in compliance with any such Law or Governmental Order, which such assertion has not yet been finally resolved. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries is being investigated with respect to any violation of applicable Law. No proceedings are pending, or to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries by a Governmental Authority.

Section 3.14    Proceedings. There are no Proceedings pending or, to the Knowledge of the Company, threatened against, nor any outstanding investigation, judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or Person which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Liability in excess of $1,000,000, or which challenges the validity of any of the Transaction Documents or the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

Section 3.15    Sarbanes Oxley. Since December 31, 2020, there is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, in each case, as applicable to the Company. To the Knowledge of the Company, there is no reason that its outside auditors (which as of the date of this Agreement is Grant Thornton LLP) and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 401 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

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Section 3.16      Illegal Payments. Neither the Company, any of its Subsidiaries, nor any of their directors, officers, employees or to the Knowledge of the Company, its agents have, directly or indirectly, made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her, or its influence to affect any act or decision of a foreign Governmental Authority, or (c) securing any improper advantage, in the case of (a), (b), and (c) above in order to assist the Company, its Subsidiaries or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person in violation of applicable Law. Neither the Company, its Subsidiaries nor, any of their directors, officers, employees or, to the Knowledge of the Company, its agents have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds or received or retained any funds in violation of any Law. The Company further represents that the Company and its Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems, and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. None of the Company, its Subsidiaries or any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

Section 3.17     Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, that have been issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 3.18    Sanctions. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee, or affiliate of the Company or any of its Subsidiaries is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”); and the Company and its Subsidiaries are not located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities hereunder, or lend, contribute or otherwise make available such proceeds, to any Person that may be the subject of Sanctions.

Section 3.19     Material Contracts.

(a)         All Contracts, including employment agreements, required to be filed with the SEC have been filed.

(b)        Section 3.19(b) of the Disclosure Schedule sets forth a true and complete list of the following Contracts (other than any Employee Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which it or any of their assets is bound as of the date hereof (collectively, together with Contracts filed by the Company with the SEC, the “Material Contracts”):

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(i)          any Contracts that could reasonably be expected to result in (i) aggregate payments by or revenue to the Company or any of its Subsidiaries or obligations (contingent or otherwise) in excess of $250,000 during any fiscal year or $1,000,000 in the aggregate over the term of such Contract, (ii) the license of or right to use any Intellectual Property, (iii) restrictions on the development, manufacture or distribution of the refined products, feedstocks or blendstocks, including Camelina, (iv) indemnification obligations by the Company or its Subsidiaries, or (v) incurrence any indebtedness for money borrowed or any other liabilities in excess of $500,000. For the purposes this subsection, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same Person and its Affiliates shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections;

(ii)         any Contract for the sale or lease of, or granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire the Company, any of its Subsidiaries or any of their equity interests;

(iii)        any hedge, collar, option, forward purchasing, swap, derivative, or similar Contract;

(iv)         any Contract creating or relating to any partnership, joint venture, or joint development agreement;

(v)          any Contract obligating the Company or any of its Subsidiaries (as the case may be) to share profits with any third Person;

(vi)         any Contract for the settlement or compromise of any Proceeding that has material continuing rights or obligations on the Company or any of its Subsidiaries (as the case may be); and

(vii)        Contracts set forth on Section 3.21 of the Disclosure Schedule.

(c)        The Company has made available to the Purchasers a true and complete copy of each Material Contract and all amendments thereto. Each Material Contract is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid, and binding agreement of the Company or its Subsidiary (as the case may be) and, to the Knowledge of the Company, the other parties thereto, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by the Laws relating to Bankruptcy and Equity Exclusion. There is no material default or material breach by the Company or its Subsidiary (as the case may be), or, to the Knowledge of the Company, any other party thereto, under any Material Contract, and there has been no repudiation of any Material Contract and no event or circumstance has occurred that would cause a breach or default (with or without the passage of time) or repudiation thereof. The Company and its Subsidiaries have not received any written notice of any Person’s intent to terminate or materially amend any Material Contract, nor has the Company or any of its Subsidiaries (as the case may be) relinquished, waived or released (or provided notice of its intent to relinquish, waive, or release) any material right thereunder.

(d)        The relevant parties have entered into the Eighth Amendment to the Senior Credit Agreement, in the form as provided to ExxonMobil prior to the execution of this Agreement (the “Senior Amendment”).

Section 3.20    Customers and Suppliers. Section 3.21 of the Disclosure Schedule sets forth a complete list of each Material Customer and each Material Suppler. To the Knowledge of the Company, no Material Customer or Material Supplier of goods and services of the Company and its Subsidiaries has threatened to cancel or otherwise terminate, or has materially modified or decreased, its relationship with the Company or any of its Subsidiaries.

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Section 3.21     Company Plans. (a) Each Company Plan has been established, operated, and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Neither the Company nor any of its ERISA Affiliates is in violation in any material respect of the applicable requirements of Section 4980B of the Code or any similar Law. The Company is not in violation in any material respect of the applicable requirements of the U.S. Patient Protection and Affordable Care Act of 2010, as amended. All contributions required to be made to any Company Plan by applicable Law or by any Company Plan document or other Contract, and all premiums due or payable with respect to insurance policies funding any Company Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company. There are no Proceedings (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened against or with respect to any Company Plan, or the assets of any Company Plans, in each case, that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company. The Company has not received written notice of any audit or investigation of or relating to any Company Plan or any fiduciary or administrator thereof by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, and no such audit or investigation is pending or, to the Knowledge of the Company, threatened, in each case, that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company. Each Company Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status, or may rely upon an advisory or opinion letter for a prototype or volume submitter plan, and, to the Knowledge of the Company, no circumstances have occurred that could reasonably be expected to result in the disqualification of any such Company Plan or related trust by the Internal Revenue Service.

(b)          The Company has no current or projected Liability for, and no Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar welfare plan benefits (whether insured or self-insured) to any current or former employees, officers, directors, or consultants of the Company (who are natural persons or personal services entities) or any spouse, beneficiary or dependent of the foregoing (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 that is provided at the sole expense of such current or former employee, director, consultant or spouse, beneficiary or dependent of the foregoing).

(c)          The Company does not, nor do any of its respective ERISA Affiliates, maintain, contribute to or have any obligations or Liabilities under, and at no time during the three (3) year period prior to the date of this Agreement has the Company or any of its ERISA Affiliates maintained, contributed to or had any obligations or Liabilities under, any Company Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer pension plan (as defined in Section 3(37) of ERISA) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any pension plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of, and subject to, Section 4063 of ERISA, or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would reasonably be expected to be a material Liability of the Company following the Closing. The Company does not maintain, contribute to, or have any obligations or Liabilities under, a defined benefit pension plan in any jurisdiction outside of the United States.

(d)          Except as, individually or in the aggregate, the Company has not had and would not reasonably be expected to have a Material Adverse Effect, no vested compensation that is payable by the Company under a nonqualified deferred compensation plan that is subject to Section 409A of the Code has been within the past six (6) years, or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company by reason of non-compliance with the requirements of Section 409A of the Code. The Company has no obligation to gross-up, indemnify, or otherwise reimburse any current or former employees, officers, directors, or consultants of the Company (who are natural persons or personal services entities) for any Tax incurred by such Person under Section 409A or 4999 of the Code.

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Section 3.22         Insurance. Each of the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All material policies of insurance of the Company and its Subsidiaries, copies of which have been made available to the Purchasers, are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies in all material respects and there are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company does not have any reason to believe that it or any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. The Company does not currently have any material claims pending against any of its insurance policies. The Company has procured the renewal of the aforementioned insurance policies which expired in 2021 and has made arrangements for the renewal its insurance policies which are set to expire in 2022.

Section 3.23         Related Party Transactions. No employee, officer, shareholder, manager, member, director, or Affiliate of the Company or any of its Subsidiaries, any member of his or her immediate family (if such Person is an individual), or any of their respective Affiliates (other than the Company or any of its Subsidiaries) (“Related Persons”): (a) owes any monetary obligation to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any monetary obligation to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; (b) is involved in any business arrangement (or party to any Contract with) or other relationship with the Company or any of its Subsidiaries (whether written or oral, including any arrangement to perform services for the Company or any of its Subsidiaries); (c) owns or has any direct or indirect interest in any property (real or personal or mixed) or right, tangible or intangible, that is used by the Company or any of its Subsidiaries; or (d) to the Knowledge of the Company, has any claim or cause of action against the Company or any of its Subsidiaries.

Section 3.24         Brokers’ or Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, payment, or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any other material transaction based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has an obligation or Liability. For the avoidance of doubt, no Purchaser shall be liable to the Company or any other Person for any brokerage, finder’s or other fee, payment, or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any other material transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates or for which the Company or any of its Affiliates has an obligation or Liability.

Section 3.25         Environmental Matters. (a) Neither the Company nor any of its Subsidiaries (nor any other Person to the extent giving rise to liability of the Company or its Subsidiaries) has treated, stored, disposed of, arranged for or permitted the disposal or Release of, transported, handled, manufactured, distributed, sold, exposed any Person to, released, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Substance, in each case so as to give rise to any material Liabilities pursuant to Environmental Laws.

(b)          No written notice, notification, demand, request for information, citation, summons, complaint, or order has been received by the Company, its Affiliates or their Subsidiaries, no investigation, action, claim, suit, proceeding, or review is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Affiliates or their Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court or other Governmental Authority against the Company or any of its Affiliates or their Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law.

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(c)          The Company, its Affiliates and their Subsidiaries are, and have been since January 1, 2019, in compliance, in all material respects, with all applicable Environmental Laws.

(d)          The Company, its Affiliates and their Subsidiaries have obtained and have been and are in compliance with all Permits required under applicable Environmental Laws for the conduct of their respective businesses, and all such Permits are in full force and effect. The Company has not received written notice that any of its Permits required under applicable Environmental Law will not be received or renewed in the Ordinary Course of Business after the Closing, and no Governmental Authority has begun, or to the Knowledge of the Company, threatened in writing to begin, any action to deny issuance of, terminate, or cancel any such Permit or required modification thereof.

(e)          The Company and its Subsidiaries have made available to the Purchasers copies of all environmental reports, audits and assessments prepared in the last three (3) years and all other material environmental, health and safety documents relating to the current or former properties, facilities or operations of the Company or its Subsidiaries, in each case in their possession or reasonable control.

Section 3.26      No Additional Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) OR IN EACH OTHER TRANSACTION DOCUMENT (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO THE PURCHASERS AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE BY THE COMPANY OR ITS REPRESENTATIVES IN MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE, PROJECTED OR ESTIMATED REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS Section 3.26 SHALL BE DEEMED TO LIMIT ANY CLAIM BY A PURCHASER WITH RESPECT TO ITS RIGHTS AND REMEDIES IN THE CASE OF ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Article IV

Representations and Warranties of the Purchasers

Each Purchaser severally, and not jointly, hereby represents and warrants to the Company as follows:

Section 4.01       Organization. Such Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and such Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

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Section 4.02      Authorization; Validity of Agreements. The execution and delivery by such Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Purchaser. This Agreement has been, and each other Transaction Document to which such Purchaser is a party will be, duly executed and delivered by such Purchaser, and assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and each other Transaction Document to which such Purchaser is a party will be, a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exclusion.

Section 4.03      Consents and Approvals; No Violations. The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Documents to which such Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of such Purchaser; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Purchaser as in effect on the date hereof; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which such Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice, obtain consent, or take other action would not have a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. No consent, approval, authorization, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority or pursuant to any Law is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby.

Section 4.04      Proceedings. There are no Proceedings before or by any Governmental Authority or any investigations by any Governmental Authority pending or, to such Purchaser’s knowledge, threatened, against such Purchaser, nor are there any Proceedings naming such Purchaser, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.05    Purchase Entirely for Own Account. This Agreement is made with each Purchaser in reliance upon such Purchaser’s representation to the Company, which by its execution of this Agreement, such Purchaser hereby confirms, that the Securities to be acquired by such Purchaser will be acquired for investment purposes for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

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Section 4.06      Restricted Securities. Such Purchaser understands that the Securities have not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Securities are “restricted securities” within the meaning of applicable U.S. federal and state securities Laws that, pursuant to these Laws, such Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and that the Securities will include a legend to such effect. Each Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 4.07      No Public Market. Such Purchaser understands that no public market now exists for the Preferred Shares or Warrants, and that the Company has made no assurances that a public market will ever exist. The Company’s Common Stock is listed for quotation on the OTCQX, and the market for such Common Stock is limited, sporadic and volatile. The Company has made no assurances that a stable public market will ever exist with respect to its Common Stock, or that the Common Stock will be listed on any national securities exchange.

Section 4.08      Accredited Investor; Status. Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Purchaser has had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this Agreement and the purchase of the Securities. Such Purchaser understands that the purchase of the Securities has risks and uncertainties and such Purchaser represents that it has the ability to bear such risks and uncertainties for an indefinite period of time and such Purchaser can afford to bear a total loss on such investment. No Purchaser is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

Section 4.09      No General Solicitation. Neither such Purchaser nor any of its officers, directors, employees, agents, managers, managing members, stockholders, or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

Section 4.10      Sufficiency of Funds. Such Purchaser (or its Affiliate, in the case of ExxonMobil) has, on the date hereof, and will have, on the Closing Date, sufficient cash on hand or other immediately available funds from existing debt and equity financing sources to enable such Purchaser to pay the Purchase Price due and payable by such Purchaser at the Closing in accordance with Section 2.02(c).

Section 4.11      Brokers’ or Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of such Purchaser. For the avoidance of doubt, the Company and its Subsidiaries shall not be liable to any Purchaser or any other Person for any brokerage, finder’s or other fee, payment or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any other material transaction based upon arrangements made by or on behalf of the Purchasers or their respective Affiliates or for which such Purchaser or its Affiliates has an obligation or Liability.

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Section 4.12       Investigation; Non-Reliance. SUCH PURCHASER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE RECEIVED ACCESS TO BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS, AND OTHER ASSETS OF THE COMPANY AND ITS SUBSIDIARIES WHICH IT AND ITS REPRESENTATIVES HAVE REQUESTED TO REVIEW, AND THAT IT AND ITS REPRESENTATIVES HAVE HAD OPPORTUNITY TO MEET WITH THE MANAGEMENT OF THE COMPANY AND TO DISCUSS THE BUSINESS AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. SUCH PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INDEPENDENT INVESTIGATION INTO, AND, BASED THEREON AND BASED ON THE EXPRESS REPRESENTATIONS, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS AND OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS IN ARTICLE III, EACH PURCHASER ACKNOWLEDGES AND AGREES THAT NO PERSON IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS SUBSIDIARIES OR THE BUSINESS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO A PURCHASER BY THE COMPANY OR ITS REPRESENTATIVES, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE, PROJECTED OR ESTIMATED REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS. EACH PURCHASER HAS RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION AND THE EXPRESS REPRESENTATIONS IN MAKING ITS DECISION TO ACQUIRE THE PREFERRED SHARES AND WARRANTS, AND HAS NOT RELIED ON ANY OTHER STATEMENT FROM OR ON BEHALF OF THE COMPANY OR ITS REPRESENTATIVES.

Article V

Covenants

Section 5.01      Conduct of the Business Pending the Closing. From the date hereof until the Closing, except as otherwise expressly required or expressly permitted by this Agreement or consented to in writing in advance by ExxonMobil (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to) (a) conduct its business in the Ordinary Course of Business, and (b) use reasonable best efforts to maintain and preserve intact the current organization of the Company and its Subsidiaries and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without the prior written consent of ExxonMobil (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing, except as expressly required by the terms of this Agreement, the Company shall not (and shall cause its Subsidiaries not to) take any of the following actions:

(a)          declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company or its Subsidiaries;

(b)          amend any Organization Documents in a manner that would affect the Purchasers in an adverse manner as holders of the Preferred Shares;

(c)          take any action that would require the consent of the Major Holders under the Series C Certificate if such action were to occur after the Closing;

(d)          enter into, amend, or terminate any Material Contract;

(e)          issue any Common Stock, other than in connection with the vesting of outstanding incentive awards described in Section 3.03(a) of the Disclosure Schedule; or

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(f)          commit to do any of the foregoing; provided, that notwithstanding the foregoing, nothing herein shall prohibit the Company from taking the actions section forth on Section 5.01 of the Disclosure Schedules.

Section 5.02     Confidentiality. At the Closing, the Company and the Purchasers may issue one or more mutually-agreed joint press releases in respect of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. The Parties may not otherwise communicate with any news media or make any other public disclosure, or disclose to any third party (except to their respective Representatives, on a need to know basis) regarding the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Company and the Purchasers shall cooperate as to the timing and contents of any public announcement; provided, that each Party shall be entitled to: (a) provide customary communication with its existing or prospective investors, financing sources, limited partners, and shareholders relating to this Agreement and the transactions contemplated hereby, and (b) make public announcements in respect of information previously publicly announced in accordance with this Section 5.02. Nothing herein shall prohibit the Company from making any disclosure required by Law, including, for the avoidance of doubt, any disclosures required by the rules and regulations of the SEC or any Trading Market upon which the Company’s securities are quoted, listed, or traded.

Section 5.03     Regulatory Filings; Reasonable Best Efforts; Further Assurances. (a) On the terms and subject to the conditions hereof, from the date hereof until the Closing, the Company and the Purchasers will use their respective reasonable best efforts to take, or cause to be taken (including by causing any Affiliates to take), all reasonable actions and to do, or cause to be done, all things reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents by the Outside Date, including, (a) preparing and filing as promptly as practicable with any Governmental Authority or other third-party all documentation to effect all registrations, filings, applications and notices that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, (b) obtaining and maintaining all consents, approvals or waivers from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and (c) consummating the Mezzanine Assignment and Senior Amendment. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b)          Notwithstanding any provision of this Agreement to the contrary, none of ExxonMobil, the Company or their respective Affiliates shall be obligated to (and the “commercially reasonable efforts” of such Persons shall expressly exclude any obligation to) take any of the following actions in connection with any required regulatory approvals, including for purposes of any required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976: (i) dispose (including by licensing) of any assets of the Company; (ii) terminate any existing relationships, and contractual rights, and obligations; (iii) offer or commit to take any action that limits its freedom with respect to any of the assets of the Company or its Subsidiaries; and (iv) take any steps otherwise restricted by a Government order or Governmental Authority.

(c)          ExxonMobil and the Company shall cause their respective Affiliates and equity holders to: (i) promptly notify the other Party of any written communication from any Governmental Authority concerning this Agreement or the transactions contemplated hereby; (ii) consult with the other Party prior to participating in any communications or meeting with any Governmental Authority concerning this Agreement or the transactions contemplated hereby and provide the other Party the opportunity to participate in any such discussions to the extent permitted by such Governmental Authority; and (iii) furnish the other Party with copies of all filings and written communications (and a reasonably detailed summary of any oral communications) between it and its Representatives and any Governmental Authority, with respect to this Agreement or the transactions contemplated hereby (except with respect to Taxes) and provide a reasonable opportunity to the other Party to comment on substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

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Section 5.04      Corporate Actions; Trading Market. (a) Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Series C Certificate, in the form attached to this Agreement as Exhibit A, with such changes thereto as the Parties may agree.

(b)          At any time that any Warrants are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the corporation to include a sufficient number of authorized but unissued shares of Common Stock for issuance upon the exercise of the Warrants (subject to adjustment for stock splits and dividends, combinations and similar events).

(c)         The Company hereby agrees to use its reasonable best efforts to maintain the listing or quotation of its Common Stock on the Trading Market on which it is currently listed. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

Section 5.05     Exclusivity. From the date hereof until the earlier of (a) the Closing and (b) the date on which this Agreement is validly terminated pursuant to Article VIII, other than as expressly contemplated by this Agreement, the Company shall and shall cause its Representatives to (i) not encourage, discuss, negotiate or enter into any agreement or arrangement with, or furnish information with respect to the Company or any of its Subsidiaries in connection with any inquiry, proposal or offer from, any Person other than the Purchasers regarding the terms of any sale or issuance by the Company or any of its Subsidiaries of any equity securities or sale or exclusive license of any material portion of the assets of the Company or its Subsidiaries, whether such transaction is structured as a sale of stock or assets, a merger, reorganization, recapitalization or otherwise (an “Alternative Transaction”), (ii) not provide to any Person other than the Purchasers any information to be used for any such purpose, and (iii) not enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Company to abandon, terminate or refrain from consummating a transaction with the Purchasers.

Section 5.06     Access to Information. From the date hereof until the earlier of (i) the Closing and (ii) the date on which this Agreement is validly terminated pursuant to Article VIII, the Company shall: (a) afford the Purchasers and their respective Representatives reasonable access to and the right to inspect the properties, assets, premises, personnel, books, and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish the Purchasers and their respective Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Purchasers or any of their Representatives may reasonably request; and (c) instruct the Representatives of the Company and its Subsidiaries to reasonably cooperate with the Purchasers in their investigation of the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company and under reasonable circumstances and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries.

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Section 5.07      Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder to fund the continued development of its Bakersfield refinery and the production of Camelina in accordance with its approved annual operating budget, a true and correct copy of which has been made available to ExxonMobil.

Section 5.08     Short Selling. For such time as the Preferred Shares are outstanding, each Purchaser agrees that such Purchaser and its Affiliates will not, directly or indirectly, sell “short” the Common Stock or any securities convertible into, or exercisable or exchanges for, Common Stock held by it.

Section 5.09     Supplement to Disclosure Schedules. If the Company becomes aware of any fact or circumstance that would have been required to be included in the Disclosure Schedules as of the date of this Agreement, the Company shall promptly notify the Purchaser of such matter.  Notwithstanding any such disclosure, the condition precedent in Section 6.01(b) must be satisfied by the Company as if such disclosure had not occurred, unless waived by ExxonMobil. The Company may, no later than three (3) days prior to the Closing Date, by written notice to the Purchasers, amend or supplement the Disclosure Schedules with respect to any such matter.

Section 5.10     Senior Lenders’ Securities.  The Company shall not issue any preferred stock, warrants, or any other equity securities of the Company to the Lenders that would result in the representations and warranties set forth in Section 3.06(b) to be untrue as of the Closing Date.

Article VI

Conditions to the Closing

Section 6.01      Conditions to the Closing.

(a)         Conditions to Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated to occur at the Closing by this Agreement and the other Transaction Documents shall be subject to the fulfillment or prior waiver in writing (which waiver may be granted or withheld in each Party’s sole discretion, but, if granted, must be executed by the Party or Parties against whom it is to be enforced) of each of the following conditions:

(i)          No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order or Law which is pending or in effect and has or would have the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(ii)         No Proceeding shall be pending against the Company or the Purchasers by any Governmental Authority seeking any of the matters described in clause (i), and there shall not be in effect any agreement with any Governmental Authority not to consummate the transactions contemplated to occur at the Closing by this Agreement and the other Transaction Documents for any period of time.

(b)          Conditions to Obligations of ExxonMobil. The obligations of ExxonMobil to consummate the transactions contemplated to occur at the Closing by this Agreement and the other Transaction Documents shall be subject to the fulfillment or prior waiver by ExxonMobil in writing (which may be granted or withheld in ExxonMobil’s sole discretion) of each of the following conditions:

(i)          The representations and warranties of the Company set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date).

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(ii)         The Company shall have performed and complied in all material respects with all covenants and other obligations required by this Agreement to be performed or complied with by it prior to the Closing;

(iii)        The Company shall have adopted and filed the Series C Certificate with the Secretary of State of the State of Delaware, and the Series C Certificate shall be in full force and effect;

(iv)         ExxonMobil shall have received a certificate, dated as of the Closing Date and signed by the chief executive officer and senior financial officer of the Company, certifying that each of the conditions set forth in Section 6.01(b), (ii), (iii), (vi), (vii) and (ix) have been satisfied;

(v)          ExxonMobil shall have received a certificate of the Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of the Certificate of Incorporation, Series C Certificate, and bylaws of the Company then in effect, (B) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and (C) the signatures and authority of persons signing this Agreement, the certificates, and the other Transaction Documents;

(vi)         The lenders under the Mezzanine Credit Agreement and the Mezzanine Agent shall have assigned, as of or in advance of the Closing, (i) all of their rights and obligations under the Mezzanine Credit Agreement and the other Financing Documents (as defined in the Mezzanine Credit Agreement), and (ii) in their capacity as lenders under the Mezzanine Credit Agreement, and excluding any such rights owned in their capacity as a lender under the Senior Credit Agreement (or as an affiliate of such  Lenders), all of their rights to and ownership of any securities, capital stock, or other equity or voting interests in the Company and its Subsidiaries (including or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interests in the Company and its Subsidiaries), to the Company or an Affiliate of the Company (the “Mezzanine Assignment”), and have released all Liens securing such lenders’ rights under the Mezzanine Credit Agreement and the other Financing Documents;

(vii)        There are no defaults under the Senior Credit Agreement that have not been waived by the Lenders or cured by the Company as of the Closing Date. ;

(viii)      The applicable waiting period required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, or been terminated; and

(ix)         The Company has completed the actions described in Section 6.01(b)(viii) of the Disclosure Schedules.

(c)          Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated to occur at the Closing by this Agreement shall be subject to the fulfillment or prior waiver by the Company in writing (which may be granted or withheld in the Company’s sole discretion) of each of the following conditions:

(i)          The representations and warranties of the Purchasers set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to materiality or material adverse effect) in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Purchasers’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party;

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(ii)         The Purchasers shall have performed and complied in all material respects with all covenants and other obligations required by this Agreement to be performed or complied with by such Purchaser prior to the Closing;

(iii)        The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each, certifying that each of the conditions set forth in Section 6.01(c)(i) and Section 6.01(c)(ii) have been satisfied;

(iv)         The Company shall have received from each Purchaser a duly executed Internal Revenue Service Form W-9 or applicable Form W-8, as applicable; and

(v)          The applicable waiting period required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

(d)          Conditions to Obligations of the Other Purchasers. The obligations of the Purchasers (other than with respect to ExxonMobil, which shall have the only have the conditions described in Section 6.01(b)) to consummate the transactions contemplated to occur at the Closing by this Agreement shall be subject to the fulfillment or prior waiver by such other Purchasers in writing (which may be granted or withheld in such other Purchaser’s sole discretion) of each of the following conditions:

(i)          Such other Purchasers shall have received the certificates referred to in Section 6.01(b)(iv) and Section 6.01(b)(v); and

(ii)         Each of the conditions set forth in Section 6.01(b) and Section 6.01(c) have been satisfied or waived by ExxonMobil or the Company, as applicable, and the other Purchasers are notified that the Closing will occur.

(e)          Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 6.01 to be satisfied if such failure was primarily caused by the failure of such Party to act in good faith or to use its commercially reasonable efforts to comply with its obligations under this Agreement.

Article VII

Indemnification

Section 7.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding the foregoing, the representations and warranties of the Company made in Section 3.01,  Section 3.02,  Section 3.03 and Section 3.10 shall survive in full force and effect through the date that is sixty (60) days following the expiration of the applicable statute of limitations (including any waiver or extension thereof).

Section 7.02      Indemnification by the Company. From and after Closing, subject to the other terms and conditions of this Article VII, the Company shall indemnify each Purchaser Indemnified Party to the fullest extent permitted under applicable Law from, reimburse any Purchaser Indemnified Party against, and shall hold each Purchaser Indemnified Party harmless and defend each Purchaser Indemnified Party from and against, any and all Losses incurred or sustained by, or imposed upon, such Purchaser Indemnified Party, in each case based upon, arising out of, in connection with, with respect to or by reason of any of the following (a) any material inaccuracy in or material breach of any of the representations or warranties of the Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement, or (b) any material breach or material non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement or any certificate or instrument delivered pursuant to this Agreement.

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Section 7.03    Indemnification by Purchasers. From and after Closing, subject to the other terms and conditions of this Article VII, each Purchaser shall, severally and not jointly, indemnify each Company Indemnified Party to the fullest extent permitted under applicable Law from, reimburse any Company Indemnified Party against, and shall hold each Company Indemnified Party harmless and defend each Company Indemnified Party from and against, any and all Losses incurred or sustained by, or imposed upon, such Company Indemnified Party, in each case based upon, arising out of, in connection with, with respect to or by reason of any of the following (a) any material inaccuracy in or material breach of any of the representations or warranties of the Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement, or (b) any material breach or material non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser pursuant to this Agreement or any certificate or instrument delivered pursuant to this Agreement.

Section 7.04     Certain Limitations. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)         The amount of any Losses for which indemnification is provided under this Article VII shall be without duplication of recovery and shall be net of any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Losses (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss);

(b)          In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential (including lost profits or diminution in value), special or indirect damages, including damages resulting from loss of future revenue or income, loss of business reputation, or loss of opportunity relating to the breach or alleged breach of this Agreement, except to the extent any such damages are actually paid pursuant to a Third-Party Claim;

(c)          The Indemnified Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Liability upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto;

(d)          Notwithstanding anything to the contrary herein, nothing in this Agreement shall relieve any Party from liability for actual fraud; and

(e)          NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY SHALL BEAR FULL RESPONSIBILITY, WITHOUT LIMIT, FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND, IN NO EVENT, WILL A PARTY BE REQUIRED TO RELEASE OR INDEMNIFY THE OTHER PARTY FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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Section 7.05       Indemnification Procedures.

(a)          Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim, or other Proceeding made or brought by any Person other than a Party to this Agreement, an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against an Indemnified Party with respect to which an Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party, as applicable, shall give the Indemnifying Party written notice thereof reasonably promptly. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or material defenses by reason of such failure. Such notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained. The Indemnifying Party shall control the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its sole cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The Company and the Purchasers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim; provided, however, that notwithstanding anything to the contrary herein, neither the Company nor the Purchasers shall be obligated to provide the other Party with access to any books or records (including personnel files) where such access would or could reasonably be expected to (i) violate the terms of any Contract or Law to which a Party is a party or is subject, (ii) in the good faith determination of such Party, result in a loss of the ability to assert a claim of privilege (including the attorney-client and work product privileges), or (iii) result in the disclosure of any competitively sensitive information of such Party or any of their Affiliates; provided, that in the case of each of the immediately foregoing clauses (i), (ii) and (iii), such Party will inform the requesting Party of the general nature of the document or information being withheld and reasonably cooperate with such Party to provide such documentation or information in a manner that would not result in violation of Law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of the competitively sensitive information.

(b)         Settlement of Third-Party Claims. If a firm offer is made to settle a Third-Party Claim (i) that does not involve an Indemnified Party, or (ii) that, even if involving an Indemnified Party, would lead only to direct payment obligation by the Indemnifying Party and not to any Liability or obligation of, or other harm to, the Indemnified Party, the Indemnifying Party may accept and agree to such offer after giving written notice of such settlement to the Indemnified Party. The settlement of all other Third-Party Claims directly involving an Indemnified Party shall require the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof reasonably promptly. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or material defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent known to the Indemnified Party), shall include copies of all material written evidence thereof then in the possession of the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim. During such forty-five (45) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s (or the Purchaser’s if applicable), premises and personnel, and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, however, that notwithstanding anything to the contrary herein, neither the Company nor the Purchasers shall be obligated to provide the other Party with access to any books or records (including personnel files) where such access would or could reasonably be expected to (i) violate the terms of any Contract or Law to which a Party is a party or is subject, (ii) in the good faith determination of such Party, result in a loss of the ability to assert a claim of privilege (including the attorney-client and work product privileges), or (iii) result in the disclosure of any competitively sensitive information of such Party or any of their Affiliates; provided, that in the case of each of the immediately foregoing clauses (i), (ii) and (iii), such Party will inform the requesting Party of the general nature of the document or information being withheld and reasonably cooperate with such Party to provide such documentation or information in a manner that would not result in violation of Law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of the competitively sensitive information. If the Indemnifying Party does not so respond within such forty-five (45) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party pursuant to this Agreement.

Section 7.06       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07      Exclusive Remedies. Subject to Section 9.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud, gross negligence, or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, other than claims arising from actual fraud, gross negligence, or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein it may have against the other Party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of actual fraud, gross negligence or willful misconduct by any Party hereto.

Article VIII

Termination

Section 8.01      Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and ExxonMobil;

(b)         by notice given by the Company to the Purchasers, if any of the conditions set forth in Section 6.01(c) shall have become incapable of fulfillment and shall not have been waived by the Company, or if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchasers in this Agreement such that the conditions in Section 6.01(c)(i) or Section 6.01(c)(ii) would not be satisfied and have not been cured by the Purchasers thirty (30) days after receipt by the Purchasers of written notice from the Company requesting such inaccuracies or breaches to be cured;

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(c)          by notice given by ExxonMobil to the Company, if any of the conditions set forth in Section 6.01(b) shall have become incapable of fulfillment and shall not have been waived by ExxonMobil, or if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants, or agreements made by the Company in this Agreement such that the conditions in Section 6.01(b)(i) or Section 6.01(b)(ii) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from ExxonMobil requesting such inaccuracies or breaches to be cured; and

(d)          by either the Company or ExxonMobil, by written notice to the other Party in the event that:

(i)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement or the other Transaction Documents illegal or otherwise prohibited, and such Law shall have become final and non-appealable;

(ii)         any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement or the other Transaction Documents, and such Governmental Order shall have become final and non-appealable; or

(iii)        the Closing has not occurred by the Outside Date.

Section 8.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall be null and void and shall be of no further force or effect as to all Parties, and there shall be no further obligations or Liability on the part of any Party under this Agreement or in respect of the transactions contemplated hereby except that (i) nothing herein shall relieve any Party from Liability for any breach of its obligations under this Agreement prior to termination, (ii) the obligations of the Parties hereto set forth in Section 5.02, Article VII, this Section 8.02, and Article IX shall survive any such termination of this Agreement, and (iii) the Deposit and all accrued interest thereon shall automatically convert into a pre-purchase of renewable diesel pursuant to Article X of the Product Off-Take Agreement, on terms and conditions consistent with Section 4 of the MOU.

Article IX

Miscellaneous

Section 9.01   Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

(a)           if to the Company, to:

Global Clean Energy Holdings, Inc.

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention:

Fax: (310) 929-1139

Email:

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with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East,

16th Floor

Los Angeles, CA 90067

Attention:

Fax: (310) 789-1426

Email:

(b)          if to ExxonMobil:

ExxonMobil Renewables LLC

EMHC E3.2B.474

22777 Springwoods Village Parkway

Spring, Texas 77389

Attn:

Email:

with a copy (which shall not constitute notice) to:

White & Case LLP

609 Main Street, 29th Floor

Houston, TX 77002

E-mail:

Attention:

(c)          if to the other Purchasers, to the Persons set forth opposite such Purchaser’s name set forth in Schedule I.

Section 9.02      Amendments and Modifications. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Parties hereto. No waiver by any Party or Parties of any of the provisions herein, as applicable, shall be effective unless explicitly set forth in writing and signed by the Party or Parties so waiving. No waiver by any Party or Parties shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.03      Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered Sections corresponding to Sections of this Agreement; provided that the disclosure of any matter in any Section of the Disclosure Schedules shall be deemed to be a disclosure for all purposes of this Agreement and for all Sections of the Disclosure Schedules (it being agreed that any matter disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed herein, to the extent the application thereof is reasonably apparent, with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement.  No disclosure in any Section of the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication to any third party that breach or violation exists or has actually occurred.  Any capitalized terms used in any Disclosure Schedules but not otherwise defined therein shall be defined as set forth herein.  The disclosure of any matter in any Section of the Disclosure Schedules shall not be deemed to be a statement by the Company that any particular matter disclosed therein is required to be filed with the SEC in accordance with applicable Law or otherwise.

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Section 9.04      Expenses. Each of the Parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement and the other Transaction Documents including, without limitation, fees and disbursements of counsel, financial advisors and accountants.

Section 9.05     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. ExxonMobil may transfer or assign its rights or obligations hereunder, including any rights to Securities hereunder, to an Affiliate without the prior consent of the Company or any other Purchaser. If ExxonMobil transfers Securities to an Affiliate or any other Purchaser, the Company shall take all corporate actions necessary to effectuate and evidence such transfer. Except as provided for in this Section 9.05, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. For the avoidance of doubt, following the Closing the Purchasers may transfer the Securities to a non-Affiliated third party, subject in all respects to the terms and conditions of the Warrants, Series C Certificate, and applicable securities Laws.

Section 9.06      Interpretation. For purposes of this Agreement: (a) the words “include,” “includes”, and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole; and (d) the phrase “made available” or similar phrases as used in this Agreement shall mean that the subject documents were provided to the Purchasers by the Company or its Representatives or otherwise provided directly to such Party at least forty-eight (48) hours prior to the date hereof, or filed by the Company and available through the SEC’s Electronic Data Gathering and Retrieval System. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.07      Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

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(b)          EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 9.08       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.09        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.10       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11      No Third-Party Beneficiaries. Except with respect to the Indemnified Parties under Article VII of this Agreement, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12      Entire Agreement. This Agreement (including the documents, instruments and certificates referred to herein) and the other Transaction Documents and the Disclosure Schedules set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior discussions, negotiations, agreements, arrangements, and understandings, whether oral or written, relating to the subject matter hereof and thereof.

Section 9.13     Specific Performance. In addition to being entitled to exercise all rights provided herein or granted by applicable Law, including recovery of damages, each Party will be entitled to seek specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Global Clean Energy Holdings, Inc.

/s/ RICHARD PALMER
By: Richard Palmer
Name:
Title: President and CEO

ExxonMobil Renewables LLC

/s/ GLORIA MONCADA
By:
Name: Gloria Moncada
Title: VP, Americas Fuels

[Signature Page to Securities Purchase Agreement]

ORION ENERGY CREDIT Opportunities
Fund II, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
Fund II PV, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
Fund II GPFA, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
GCE CO-INVEST, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

[Signature Page to Securities Purchase Agreement]

ORION ENERGY CREDIT Opportunities
Fund III, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
Fund III PV, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
Fund III GPFA, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

ORION ENERGY CREDIT Opportunities
Fund III GPFA PV, L.P.

/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title:

[Signature Page to Securities Purchase Agreement]

Voya Renewable Energy
Infrastructure Originator I LLC
By: Voya Alternative Asset Management LLC, as Agent

/s/ EDWARD LEVIN
Name: Edward Levin
Title: Senior Vice President

Voya Renewable Energy
Infrastructure Originator L.P.
By: Voya Alternative Asset Management LLC, as Agent

/s/ EDWARD LEVIN
Name: Edward Levin
Title: Senior Vice President

[Signature Page to Securities Purchase Agreement]

LIF AIV 1, L.P.
By: GCM Investments GP, LLC, its General Partner

/s/ TODD HENIGAN
Name: Todd Henigan
Title:

[Signature Page to Securities Purchase Agreement]

Schedule I

Schedule of Purchasers

Purchaser	Allocation of Series C Preferred Shares	Allocation of GCEH Warrants	Allocations of Purchase Price	Address for Notices
ExxonMobil Renewables, LLC	125,000	13,530,723	$125,000,000.00
Orion Energy Credit Opportunities Fund II, L.P.	603	235,236	$603,203.44	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund II PV, L.P.	969	378,012	$969,315.34	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund II GPFA, L.P.	60	23,175	$59,425.66	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities GCE Co-Invest, L.P.	4,236	1,651,993	$4,236,111.12	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund III PV, L.P.	495	192,978	$494,842.28	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund III GPFA, L.P.	38	14,632	$37,519.65	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund III, L.P.	1079	420,885	$1,079,252.70	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
Orion Energy Credit Opportunities Fund III GPFA PV, L.P.	20	7,928	$20,329.81	292 Madison Avenue, Suite 2500 New York, NY 10118 Attn: Ethan Shoemaker and Mark Friedland Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@orionenergypartners.com
LIF AIV 1, L.P.	1,000	1,084,319	$1,000,000.00	767 Fifth Avenue, 14th Floor Attn: Legal Notices, Matthew Rinklin, Joseph Enright Email: mrinklin@gcmlp.com; jenright@gcmlp.com
Voya Renewable Energy Infrastructure Originator I LLC	4,393	384,999	$4,393,000.00	230 Park Avenue New York, NY 10169 Attn: Private Placements, Howard Wilamowski, Thomas Emmons, Edward Levin Email: Edward.Levin@voya.com
Voya Renewable Energy Infrastructure Originator L.P.	7,107	622,851	$7,107,000.00	230 Park Avenue New York, NY 10169 Attn: Private Placements, Howard Wilamowski, Thomas Emmons, Edward Levin Email: Edward.Levin@voya.com

Schedule II

Allocation of Purchase Price

Purchaser	Allocation of Purchase Price	Allocation of Series C Preferred Shares	Allocations of GCEH Warrants
ExxonMobil Renewables, LLC	$125,000,000.00	125,000	13,530,723
Orion Energy Credit Opportunities Fund II, L.P.	$603,203.44	603	235,236
Orion Energy Credit Opportunities Fund II PV, L.P.	$969,315.34	969	378,012
Orion Energy Credit Opportunities Fund II GPFA, L.P.	$59,425.66	60	23,175
Orion Energy Credit Opportunities GCE Co-Invest, L.P.	$4,236,111.12	4,236	1,651,993
Orion Energy Credit Opportunities Fund III PV, L.P.	$494,842.28	495	192,978
Orion Energy Credit Opportunities Fund III GPFA, L.P.	$37,519.65	38	14,632
Orion Energy Credit Opportunities Fund III, L.P.	$1,079,252.70	1079	420,885
Orion Energy Credit Opportunities Fund III GPFA PV, L.P.	$20,329.81	20	7,928
LIF AIV 1, L.P.	$1,000,000.00	1,000	1,084,319
Voya Renewable Energy Infrastructure Originator I LLC	$4,393,000.00	4,393	384,999
Voya Renewable Energy Infrastructure Originator L.P.	$7,107,000.00	7,107	622,851